                                   EXHIBIT A

                           TRANSAMERICA MUTUAL FUNDS
                           TRANSAMERICA SERIES TRUST
                       TRANSAMERICA INCOME SHARES, INC.
                    (EACH FUND OR SERIES THEREOF, A "FUND")

                        Form For Rule 17e-1 Transaction

  (to be attached to confirmation of agency trades with An Affiliated Broker)

 Transamerica Enhanced Muni  01/01/2014 - 03/31/2014
 Name of Fund                Date of Trade
 Attached                    Belle Haven Investments, LP
 Security                    Name of Affiliated Broker
 $0                          n/a
 Total Commission            Unit Cost of Commission (i.e., per share charge)

   In determining whether the commissions paid by the Fund were reasonable and fair compared to commissions charged by other brokers, the following information was used:

a. Commission charged by the Affiliated Broker during the same period to other clients:
   $0

b. Commissions being charged during this time period by unaffiliated broker-dealers for comparable transactions:
   n/a

c. Other information considered:
   n/a

d. Comments, including explanation of any material differences between commissions reported under paragraphs a and b, above and those charged to the Fund for the reported transaction:
   n/a

Matt Dalton & Brian Steeves              Laura Chapman & Craig Weiss
----------------------------------    ----------------------------------
Portfolio Manager                             Compliance Officer

                                   EXHIBIT B

                           TRANSAMERICA MUTUAL FUNDS
                           TRANSAMERICA SERIES TRUST
                       TRANSAMERICA INCOME SHARES, INC.
                    (EACH FUND OR SERIES THEREOF, A "FUND")

             Quarterly Report to the Boards of Directors/Trustees
                Regarding Transactions with Affiliated Brokers

                         for quarter ended 03/31/2014

Name of Fund: Transamerica Enhanced Muni

Total broker-dealer commissions paid by the Fund during quarter: $0

Total compensation paid by the Fund to each Affiliated Broker during quarter:

   Name of Affiliated Broker: Belle Haven Investments, LP

   Total compensation to that Affiliated Broker: $0

   Name of Affiliated Broker:

   Total compensation to that Affiliated Broker:

Comments:

Belle Haven was the executing broker on the transactions in the Trans. Enhanced Fund. Belle Haven charges no commissions, mark-ups or mark-downs. All trades were done on an agency basis. There is a $10 ticket charge per trade.

Attached hereto are reports on individual transactions comprising these totals.

The undersigned certifies that these transactions were effected in compliance with the Fund's Procedures regarding payments of brokerage commissions to Affiliated Brokers under Section 17(e) and Rule 17e-1.

Laura Chapman/COO, CCO (I/A)
----------------------------------    4/15/14
Name/title                            Date